Exhibit 10.3

STATE OF SOUTH CAROLINA

COUNTY OF OCONEE

*

DEFERRED COMPENSATION AGREEMENT

PLEASE TAKE NOTICE THAT PURSUANT TO §15-48-10 OF THE CODE OF LAWS OF SOUTH CAROLINA [1976], AS AMENDED, THIS AGREEMENT CONTAINS A PROVISION FOR THE SUBMISSION OF ANY CONTROVERSY ARISING HEREUNDER TO ARBITRATION.

THIS AGREEMENT made and entered into this 1st day of February, 1996 by and between OCONEE FEDERAL SAVINGS & LOAN ASSOCIATION (the “Association”) and W. MAURICE POORE (the “Director”).

FOR THE CONSIDERATIONS set forth herein and the mutual benefits flowing to each party thereby, the Association and the Director agree as follows, to wit:

I.	RECITALS

1.1: The Director has served the Association on its Board for a number of years, and has experience and expertise which is valuable to the Association in the management of its affairs.

1.2: The Association recognizes that the competent and faithful efforts of the Director have contributed significantly to the success and growth of the Association, and the Association values the efforts, abilities and accomplishments of the Director, and believes his services are vital to its continued growth and profits in the future.

1.3: The Association believes it to be in its best interests to provide incentive to the Director to continue his services on its Board, if elected, for a period not to exceed the Director’s attaining the age of sixty-five and one-half (65 1/2) years, and the parties have reached agreement concerning such incentive, the terms of which are reduced to writing by this Agreement.

II.	DEFERRED COMPENSATION

For his services to it for a period not to exceed the Director’s attaining the age of sixty-five and one-half (65 1/2) years, the Association agrees to pay to the Director Deferred Compensation in the sum of five hundred forty thousand ($540,000) dollars, payable in equal monthly installments of three thousand ($3,000) dollars each, commencing on the first day of the month following the Director’s attaining the age of sixty-five and one-half (65 1/2) years and continuing for a total of one hundred eighty (180) months OR until the death of the Director, whichever shall first occur.

III.	DEATH OF THE DIRECTOR

3.1: Death Prior to Age Sixty-five and one-half

In the event the Director shall die before reaching age sixty-five and one-half (65 1/2) years, the Association agrees to pay to the Director’s beneficiary designated in writing to the Association, the sum of three thousand ($3,000) dollars per month for one hundred eighty (180) consecutive months, commencing on the first day of the month next following the Director’s death.

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3.2: Death After Age Sixty-five and one-half

If the Director dies after he attains the age of sixty-five and one-half (65 1/2) years but prior to receiving the full one hundred eighty (180) monthly installments, the remainder of the monthly installments agreed upon here shall be paid to the Director’s designated beneficiary or beneficiaries, who shall receive all the remaining monthly installments which the Director would have received had he survived, until the total sum of five hundred forty thousand ($540,000) dollars provided by Article II hereof has been paid in full. If the Director fails to designate a beneficiary in writing to the Association, the balance of the monthly installments remaining at the time of his death shall be paid to the legal representative of the estate of the Director.

IV.	DISABILITY PRIOR TO RETIREMENT

4.1: Disability Benefits

Should the Director become totally and permanently disabled, either mentally or physically (as defined by §4.2 hereof prior to his retirement or prior to his attaining the age of sixty-five and one-half (65 1/2) years, the Association agrees to pay to the Director or to his legally appointed Committee or attorney-in-fact or to his designated beneficiary the sum of three thousand ($3,000) dollars per month for one hundred eighty (180) consecutive months, commencing on the first day of the month next following the ninetieth (90th) day after the Director has been determined by the Association, based on appropriate medical advice, to be totally and permanently disabled. PROVIDED, HOWEVER, in the event the Director becomes entitled to and is awarded Disability Benefits by the Association under the terms hereof, then the Director shall not be entitled to the benefits provided by Articles II and III hereof, the provisions of which shall thereafter become null and void.

In this regard, should the Director recover from his disability so that he is no longer eligible to receive disability benefits and provided that all funds due him under the provisions of this Article have not been paid in full, then in such an event the payment of disability benefits to the Director shall cease on and after notice to the Association that he is ineligible to receive disability benefits and any benefits remaining to the Director’s credit under the terms of this Agreement shall be distributed to him under the appropriate provisions of Article II or III hereof, whichever shall first apply.

4.2: Definition

As used herein, the term “total and permanent disability” shall mean the inability of the Director, because of bodily injury or disease, to perform the material duties and functions of his regular occupation. However, after twenty-four (24) consecutive months of such disability, total disability will mean the Director’s complete inability to engage in any gainful occupation for which he is reasonably fitted by education, training or experience. Also considered as total disability is the complete and irrevocable loss of sight of both eyes, or the use of both hands or both feet, or of one hand and one foot. Any such loss will be presumed to be total disability even if the Director engages in any occupation. Intentionally self-inflicted injury or bodily injury or disease resulting from service in the armed forces of any country at war, including declared and undeclared war and resistance to armed aggression, shall not constitute “total Disability” within the meaning of this Article.

V.	TERMINATION OF SERVICE

Should the services of the Director with the Association be terminated, voluntarily or involuntarily, for any cause other than death or disability within the next ensuing thirteen (13) years, the Association agrees to pay to the Director a prorated amount of Adjusted Deferred Compensation which

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shall be the same percentage of total compensation required by Article II hereof, as the percentage of the thirteen year term which is actually completed by the Director prior to his termination. That is, the total compensation shall be multiplied by the percentage of the thirteen year term actually completed by the Director prior to his termination, and the resulting figure shall be the “Adjusted Deferred Compensation”. The Adjusted Deferred Compensation shall be paid to the Director, or to his designated beneficiary, in one hundred eighty (180) equal monthly installments, commencing on the first day of the month next following the date the Director shall attain the age of sixty-five and one-half (65 1/2) years or his prior death, whichever shall first occur.

VI.	INTERRUPTION OF SERVICE

The service of the Director shall not be deemed to have been terminated or interrupted due to his absence from active service on account of illness, disability, during any authorized vacation or during temporary leaves of absence granted by the Association for reasons of professional advancement, education, health or government service, or during military leave for any period of time, if the Director is elected to serve on the Board following such interruption.

VII.	CAVEAT

Notwithstanding any other provision of this Agreement, it is mutually understood and agreed that upon the death, disability or retirement of the Director, or the Director’s election to receive benefits after he attains sixty-five and one-half (65 1/2) years of age, the terms of this agreement may be modified by the Association in its sole discretion, based upon the actual date certain of death, disability or retirement of the Director, so as to comply with the following conditions:

i.	the actual cost of compliance with the terms of this Agreement by the Association shall not exceed the actual cost which the Association would have incurred had it paid the Director’s fees due the Director over the period of deferment not to exceed thirteen (13) years from the date of this Agreement; AND

ii.

the benefits due the Director hereunder shall be actuarially recalculated annually upon the event of and commensurate with his death, retirement or disability, or election to start receiving benefits after attaining sixty-five and one-half (65 1/2) years of age, so as to provide that in no event shall the benefits paid the Director be less than the after tax cost incurred by the Association.

VIII.	FORFEITURE OF COMPENSATION BY COMPETITION

The Director agrees that all rights to compensation following sixty-five and one-half (65 1/2) years of age shall be forfeited by him if he engages in competition with the Association, without the prior written consent of the Association, within a radius of fifty (50) miles from the Association’s principal place of business for a period of fifteen (15) years coinciding with the number of years that the Director shall receive such compensation.

IX.	ASSOCIATION’S RIGHTS

This Agreement does not constitute a contract of employment between the parties, nor shall any provision of this Agreement restrict the right of the Association’s shareholders to replace the Director, or the right of the Director to terminate his services.

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X.	DIRECTOR’S RIGHTS

10.1: Rights Non-Assignable

None of the rights to compensation under this Agreement are assignable by the Director or any beneficiary or designee of the Director, and any attempt to anticipate, sell, transfer, assign, pledge, encumber or change the Director’s right to receive compensation, shall be void.

10.2: Status of Director’s Rights

The rights granted to the Director or any designated beneficiary of the Director under this Agreement shall be solely those of an unsecured creditor of the Association.

10.3: Non-Secured Promise

If the Association shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Director nor any beneficiary of the Director shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of the Director or his beneficiaries, or to be held in any way as collateral or security for the fulfilling of the obligations of the Association under this Agreement, but shall be and remain a general, unpledged, unrestricted asset of the Association.

XI.	PERIOD OF ECONOMIC HARDSHIP

Notwithstanding any other provision of this Agreement, if, in any year, payments made under this agreement would, in the sole judgment of the Board of Directors of the Association, create economic hardship for the Association’s depositors, the Board of Directors shall have sole and full authority to postpone such payments or adjust the amount of payments.

XII.	ARBITRATION

Should any dispute arise between the parties concerning any of the terms or conditions of this Agreement, they mutually agree to submit such dispute to arbitration under the Rules of the American Arbitration Association. The arena for such arbitration shall be a convenient location in Oconee County, South Carolina, regardless of the various places of business of the Association, or the place of residence of the Director.

XIII.	MISCELLANEOUS PROVISIONS

13.1: Binding Effect

The terms of this Agreement shall be binding upon the parties hereto and upon the successors and assigns of the Association and the heirs and legal representatives of the Director.

13.2: Governing Law

This Agreement shall be construed under and governed by the laws of the State of South Carolina, notwithstanding the fact that the Director may at any time be a resident of another state, or that the Association may do business in another state.

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TO ALL OF WHICH the Director and the Association have heretofore agreed, and in witness whereof, have hereunto placed their Seals and caused these presents to be executed, individually by the Director and by the officers and agents of the Association authorized to do so, this day and date first above written.

Signed, Sealed, and Delivered

in the Presence of:

(As to Director)

	/s/ W. Maurice Poore		[SEAL]
W. MAURICE POORE, Director

(As to Association)	OCONEE SAVINGS & LOAN ASSOCIATION [Association] [SEAL]

	By:	/s/ T. Rhett Evatt	, Pres.

	By:	Illegible	, Sec.

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